Exhibit 99.1

M A C K — C A L I R E A L T Y C O R P O R A T I O N

NEWS RELEASE

For Immediate Release

Contacts:	Ilene Jablonski	George M. Cahn
	Mack-Cali Realty Corporation	President, CAHN Communications
	Vice President of Marketing	Ironstate Development Company
	(732) 590-1000	(201) 876-3100

MACK-CALI AND IRONSTATE DEVELOPMENT TO DEVELOP MULTI-FAMILY RENTAL TOWERS ON JERSEY CITY WATERFRONT

Edison, New Jersey—December 7, 2011—Mack-Cali Realty Corporation (NYSE: CLI), along with Ironstate Development Company, today announced that the two companies have formed a joint venture to develop luxury multi-family rental towers on the Jersey City Waterfront.

The first phase of the project consists of a parking pedestal to support two high-rise towers of approximately 500 apartment units each. Featuring a contemporary design, the towers will encompass planned on-site amenities including a café, pools, fitness center, and more. The project will offer its residents magnificent views of the Hudson River and New York Skyline.  Residents will benefit from the area’s comprehensive transportation infrastructure, making it easy to travel via PATH, light rail, ferry, bus, and car.

The project will be built on land owned by Mack-Cali Realty Corporation within its Harborside Financial Center, which is adjacent to the Exchange Place PATH station. Harborside Financial Center is comprised of five state-of-the-art class A office buildings, retail shops, and a multitude of fine and casual restaurants.

The companies anticipate a fourth quarter, 2012 ground breaking on the project and expect residents to take occupancy within approximately two years thereafter.

The architect on the project is HLW International LLP.

Mitchell E. Hersh, Mack-Cali president and chief executive officer, commented, “On behalf of Mack-Cali, we are thrilled to be working with Ironstate to develop this premier project. It allows us to utilize a portion of the land we already own in a manner consistent with creating a 24/7 “city within a city.”  We believe there is strong demand for this type of high-end workforce housing and we chose to partner with Ironstate because of their vast experience and exceptional reputation in the development and management of high rise residential real estate.”

David Barry, Ironstate Development president, commented, “We’re delighted to announce this partnership with Mack-Cali as both companies have long worked towards a common goal of creating a world-class live/work destination in downtown Jersey City.  This well-positioned site represents a tremendous development opportunity to introduce quality rental residences to an established waterfront neighborhood already offering broad public transportation options, a vibrant commercial base and complementary retail.”

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 278 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 32.4 million square feet. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of over 2,000 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s website at www.mack-cali.com.

About Ironstate Development Company

Ironstate Development is one of the largest privately held real estate development companies in the Northeast.  Based in Hoboken, New Jersey, Ironstate engages in the development and management of large-scale mixed-use projects and has a diverse portfolio of apartments and hotels valued at several billion dollars.  The Company’s multi-family portfolio comprises an extensive range of apartments, condominiums and retail and recreational spaces in key urban centers near mass transportation hubs, while its hospitality holdings include the W Hoboken Hotel along the Hudson River waterfront facing Manhattan and the newly-acquired Standard East Village in Manhattan with partner Andre Balazs.  Ironstate has approximately $1 billion in the development pipeline, including the redevelopment of the former U.S. Naval Base on the waterfront in Staten Island, NY.

Additional information on Ironstate Development Company is available on the Company’s website at www.ironstatedevelopment.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

###